EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2022, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257445) and related Prospectus of Cano Health Inc. for the registration of 362,291,612 shares of its Class A common stock and 10,533,333 warrants to purchase Class A common stock.

/s/ Ernst & Young LLP

Miami, FL

April 6, 2022